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                      June 16, 2023

       Wang Dian
       Chief Executive Officer
       Hywin Holdings Ltd.
       F3, Hywin Financial Centre
       8 Yincheng Mid. Road
       Pudong New District , Shanghai 200120
       People   s Republic of China

                                                        Re: Hywin Holdings Ltd.
                                                            Form 20-F for
Fiscal Year Ended June 30, 2022
                                                            Filed October 12,
2022
                                                            File No. 001-40238

       Dear Wang Dian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance
       cc:                                              LOK Wai